Exhibit 99.1

Duck Creek Technologies Announces Fourth Quarter and Full Fiscal Year 2022 Financial Results

•
Fourth Quarter Fiscal 2022 Subscription revenue increased to $40.2 million, up 21% year-over-year
•
SaaS Annual Recurring Revenue (“SaaS ARR”) increased to $169.3 million, up 25% year-over-year

BOSTON, MA October 12, 2022 (GLOBE NEWSWIRE) -- Duck Creek Technologies (NASDAQ: DCT), the intelligent SaaS solutions provider defining the future of property and casualty ("P&C") insurance, today announced its financial results for the fourth quarter and fiscal year ended August 31, 2022.

“Duck Creek’s fourth quarter performance was highlighted by improved deal activity as customer demand and interest in modernizing their core systems to Duck Creek OnDemand, our industry-leading SaaS cloud platform, remained strong. I am proud of what the Duck Creek team accomplished in a year that saw significant changes in the market and the economy,” said Michael Jackowski, Duck Creek’s Chief Executive Officer.

Jackowski added, “While we and our customers are still facing some of the same challenges as we and our customers faced in recent quarters, we are encouraged by the sales performance in the fourth quarter and pipeline entering fiscal 2023. We are focused on building upon our success in the quarter and are well positioned to execute on our growth strategy.”

Fourth Quarter 2022 Financial Highlights

Revenue

•
Total revenue for the fourth quarter of fiscal year 2022 was $80.7 million, an increase of 14% from the comparable period in fiscal year 2021. Subscription revenue was $40.2 million, an increase of 21%; professional services revenue was $25.4 million, a decrease of 6%; license revenue was $7.8 million, an increase of 65%; and maintenance and support revenue was $7.2 million, an increase of 23%.

Profitability

•
GAAP loss from operations was $2.1 million for the fourth quarter of fiscal year 2022, compared with a GAAP loss from operations of $4.1 million for the comparable period in fiscal year 2021.
•
Non-GAAP income from operations was $6.1 million for the fourth quarter of fiscal year 2022, compared with non-GAAP income from operations of $4.0 million for the comparable period in fiscal year 2021.
•
GAAP net loss was $2.4 million for the fourth quarter of fiscal year 2022, compared with GAAP net loss of $5.6 million for the comparable period in fiscal year 2021.
•
Non-GAAP net income was $4.5 million for the fourth quarter of fiscal year 2022, compared with non-GAAP net income of $2.6 million for the comparable period in fiscal year 2021.
•
GAAP net loss per share was $0.02 for the fourth quarter of fiscal year 2022, compared with a GAAP net loss per share of $0.04 for the comparable period in fiscal year 2021, based on a basic and diluted weighted average shares outstanding of approximately 132.6 million shares and 131.7 million shares, respectively. Non-GAAP net income per share was $0.03 for the fourth quarter of fiscal year 2022, compared with a non-GAAP net income per share of $0.02 for the comparable period in the fiscal year 2021, based on fully diluted weighted average shares outstanding of approximately 133.9 million shares and 134.8 million shares, respectively.
•
Adjusted EBITDA was $6.8 million for the fourth quarter of fiscal 2022, compared with adjusted EBITDA of $4.8 million for the comparable period in fiscal year 2021.

Liquidity

•
Duck Creek had net cash provided by operating activities of $16.3 million and had free cash flow of $15.7 million during the fourth quarter of fiscal year 2022, compared with $7.5 million of cash provided by operating activities and free cash flow of $6.9 million in the comparable period in fiscal year 2021.

Full Year Fiscal 2022 Financial Highlights

Revenue

•
Total revenue for the fiscal year 2022 was $302.9 million, an increase of 16% from fiscal year 2021. Subscription revenue was $153.5 million, an increase of 23%; professional services revenue was $106.3 million, an increase of 8%; license revenue was $17.3 million, an increase of 42%; and maintenance and support revenue was $25.8 million, an increase of 6%.
•
SaaS ARR, was $169.3 million as of August 31, 2022, an increase of 25% from fiscal year 2021

Profitability

•
GAAP loss from operations was $5.4 million for the fiscal year 2022, compared with a GAAP loss from operations of $15.4 million in fiscal year 2021.
•
Non-GAAP income from operations was $21.6 million for the fiscal year 2022, compared with non-GAAP income from operations of $13.8 million in fiscal year 2021.
•
GAAP net loss was $8.3 million for the fiscal year 2022, compared with GAAP net loss of $16.9 million in fiscal year 2021.
•
Non-GAAP net income was $15.1 million for the fiscal year 2022, compared with non-GAAP net income of $10.7 million in fiscal year 2021.
•
GAAP net loss per share was $0.06 for the fiscal year 2022, compared with a GAAP net loss per share of $0.13 in fiscal year 2021, based on a basic and diluted weighted average shares outstanding of approximately 132.2 million shares and 131.1 million shares, respectively. Non-GAAP net income per share was $0.11 for the fiscal year 2022, compared with a non-GAAP net income per share of $0.08 in fiscal year 2021, based on fully diluted weighted average shares outstanding of approximately 133.5 million shares and 134.1 million shares, respectively.
•
Adjusted EBITDA was $24.2 million for the fiscal 2022, compared with adjusted EBITDA of $16.9 million in fiscal year 2021.

Liquidity

•
As of August 31, 2022, Duck Creek had $273.1 million in cash, cash equivalents and short-term investments and no debt. Duck Creek had net cash provided by operating activities of $10.7 million and had free cash flow of $8.0 million during the fiscal year 2022, compared with $8.7 million of cash used in operating activities and free cash flow of ($11.0) million in the comparable period in fiscal year 2021.

The information presented above includes non-GAAP financial measures such as “non-GAAP income from operations,” “adjusted EBITDA,” “non-GAAP net income,” “non-GAAP net income per share,” and “free cash flow.” Refer to “Non-GAAP Financial Measures and Other Metrics” for a discussion of these measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Business Outlook

Duck Creek is issuing the following outlook for the first quarter of fiscal 2023 and full year of fiscal 2023 based on current expectations as of October 12, 2022:

	First Quarter Fiscal 2023	Full Year Fiscal 2023
Revenue	$75.5 million to $77.5 million	$328.0 million to $336.0 million

Subscription Revenue	$40.5 million to $41.5 million	$175.0 million to $179.0 million

Adjusted EBITDA	$0.0 million to $1.0 million	$25.0 million to $27.0 million

Non-GAAP net (loss) income	$(1.0) million to $0.0 million	$15.0 million to $17.0 million

Non-GAAP EPS	$(0.01) to $0.00	$0.11 to $0.13

The foregoing business outlook is a forward-looking statement and is based on a number of assumptions, many of which are out of the Company’s control. Actual results may differ from such outlook, and such differences may be material.

Conference Call Information

Duck Creek Technologies will host a conference call today, October 12, 2022, at 5:00 p.m. (Eastern Time) to discuss Duck Creek’s financial results and business outlook. A live webcast of the call will be available on the “Investor Relations” page of the Duck

Creek’s website at https://ir.duckcreek.com/. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.duckcreek.com/.

About Duck Creek Technologies

Duck Creek Technologies (NASDAQ: DCT) is the intelligent solutions provider defining the future of the property and casualty (P&C) and general insurance industry. We are the platform upon which modern insurance systems are built, enabling the industry to capitalize on the power of the cloud to run agile, intelligent, and evergreen operations. Authenticity, purpose, and transparency are core to Duck Creek, and we believe insurance should be there for individuals and businesses when, where, and how they need it most. Our market-leading solutions are available on a standalone basis or as a full suite, and all are available via Duck Creek OnDemand. Visit www.duckcreek.com to learn more. Follow Duck Creek on our social channels for the latest information – LinkedIn and Twitter.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding Duck Creek’s expected outlook for fourth quarter fiscal 2022 and full year fiscal 2022, are based on Duck Creek’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Duck Creek’s most recent Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on October 29, 2021, as supplemented by Duck Creek’s subsequent public filings. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the impact of pandemics, including the on-going COVID-19 pandemic, on U.S. and global economies, Duck Creek’s business and results and financial condition, its employees, demand for its products, sales and implementation cycles, and the health of its customers’ and partners’ businesses; Duck Creek’s history of losses; changes in Duck Creek’s product revenue mix as it continues to focus on sales of its SaaS solutions, which will cause fluctuations in its results of operations and cash flows between periods; Duck Creek’s reliance on orders and renewals from a relatively small number of customers for a substantial portion of its revenue, and the substantial negotiating leverage customers have in renewing and expanding their contracts for Duck Creek’s solutions; the success of Duck Creek’s growth strategy focused on SaaS solutions and its ability to develop or sell its solutions into new markets or further penetrate existing markets; Duck Creek’s ability to manage its expanding operations; intense competition in Duck Creek’s market; third parties may assert Duck Creek is infringing or violating their intellectual property rights; U.S. and global market and economic conditions, particularly adverse in the insurance industry; additional complexity, burdens and volatility in connection with Duck Creek’s international sales and operations; the length and variability of Duck Creek’s sales and implementation cycles; data breaches, unauthorized access to customer data or other disruptions of Duck Creek’s solutions; and the significant influence of Duck Creek’s largest shareholders on the composition of its board of directors, its management, business plans, and policies and any conflicts of interests therewith.

Any forward-looking statement in this release speaks only as of the date of this release. Duck Creek undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP gross margin, non-GAAP income from operations, adjusted EBITDA, non-GAAP net income, non-GAAP net income per share, and free cash flow. Adjusted EBITDA excludes provision for income taxes, other (income) expense, interest (income) expense, net, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense, change in fair value of contingent earnout liability, and acquisition-related expenses. Non-GAAP income from operations excludes share-based compensation expense, amortization of intangible assets, change in fair value of contingent earnout liability, and acquisition-related expenses. Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, and amortization of capitalized internal-use software. Non-GAAP net income excludes share-based compensation expense, amortization of intangible assets, change in fair value of contingent earnout liability and acquisition-related expenses and the tax effect of such adjustments. Free cash flow consists of net cash provided by operating activities adjusted for purchases of property and equipment, capitalized internal-use software, and acquisition-related payments. See below for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Other metrics include SaaS ARR and SaaS Net Dollar Retention, which are calculated for all SaaS continuing software services, excluding the subscription revenue related to one legacy contract for a service no longer offered separately by Duck Creek. SaaS ARR is calculated by annualizing recurring revenue recorded in the last month of the measurement period. SaaS Net Dollar Retention is a rate calculated by annualizing recurring revenue recorded in the last month of the measurement period for those customers in place throughout the entire measurement period. We divide the result by annualized recurring revenue from the month that is one year prior to the end of the measurement period, for all customers in place at the beginning of the measurement period.

Duck Creek believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Duck Creek’s financial condition and results of operations. Duck Creek’s management uses these non-GAAP financial measures and other metrics to manage its business, make planning decisions, evaluate its performance and allocate resources. Duck Creek believes that the use of these non-GAAP financial measures and other metrics help investors and analysts in comparing its results across reporting periods on a consistent basis by excluding items that Duck Creek does not believe are indicative of its core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income and cash flows from operating activities.

These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than Duck Creek does or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance or liquidity under GAAP. In order to facilitate a clear understanding of its consolidated historical operating results, readers should examine Duck Creek’s non-GAAP financial measures in conjunction with its historical GAAP financial information.

Duck Creek is providing certain guidance on a non-GAAP basis, but is not providing reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for the charges reflected in Duck Creek’s reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Investor Contact:

Brian Denyeau

ICR

646 277 1251

Brian.denyeau@icrinc.com

Media Contact:

Paul Rechichi

Racepoint Global

617 624 3295

prechichi@racepointglobal.com

Drake Manning

Duck Creek Technologies

860 877 3609

drake.manning@duckcreek.com

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited, in thousands except share and per share amounts)

	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$155,265	$185,657
Short-term investments	117,823	191,981
Accounts receivable, net	29,939	34,629
Unbilled revenue, net	31,696	24,423
Prepaid expenses and other current assets	13,355	14,381
Total current assets	348,078	451,071
Property and equipment, net	14,076	14,305
Operating lease assets	16,502	17,798
Goodwill	355,498	272,455
Intangible assets, net	82,888	65,359
Deferred tax assets	1,132	2,331
Unbilled revenue, net of current portion	209	1,401
Other assets	21,293	19,413
Total assets	$839,676	$844,133
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,577	$2,070
Accrued liabilities	41,747	46,437
Contingent earnout liability	—	5,462
Lease liability	4,552	4,110
Deferred revenue, net	29,618	29,577
Total current liabilities	78,494	87,656
Lease liability, net of current portion	17,877	21,273
Deferred income taxes	8,654	634
Deferred revenue, net of current portion	39	—
Other long-term liabilities	2,206	3,832
Total liabilities	107,270	113,395
Commitments and contingencies
Stockholders' equity
Common stock, 135,370,279 shares issued and 132,685,963 shares outstanding at August 31, 2022, 134,625,379 shares issued and 132,000,317 shares outstanding at August 31, 2021, 300,000,000 shares authorized at August 31, 2022 and August 31, 2021, par value $0.01 per share	1,353	1,346
Treasury stock, common shares at cost; 2,684,316 shares at August 31, 2022 and 2,625,062 shares at August 31, 2021	(68,784)	(67,764)
Accumulated deficit	(49,596)	(41,265)
Accumulated other comprehensive (loss) income	(393)	64
Additional paid in capital	849,826	838,357
Total stockholders' equity	732,406	730,738
Total liabilities and stockholders' equity	$839,676	$844,133

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited, in thousands except share and per share amounts)

	Three Months Ended August 31,		Year Ended August 31,
	2022	2021	2022	2021

Revenue:
Subscription	$40,188	$33,198	$153,535	$125,267
License	7,846	4,759	17,284	12,171
Maintenance and support	7,233	5,881	25,752	24,285
Professional services	25,447	27,016	106,346	98,627
Total revenue	80,714	70,854	302,917	260,350
Cost of revenue:
Subscription	16,124	13,726	59,592	47,266
License	288	519	1,386	1,888
Maintenance and support	884	854	3,676	3,410
Professional services	15,889	14,665	63,640	57,522
Total cost of revenue	33,185	29,764	128,294	110,086
Gross margin	47,529	41,090	174,623	150,264
Operating expenses:
Research and development	14,486	12,509	55,359	48,549
Sales and marketing	14,713	13,734	57,454	54,124
General and administrative	20,462	18,391	67,111	62,664
Change in fair value of contingent consideration	—	584	67	293
Total operating expenses	49,661	45,218	179,991	165,630
Loss from operations	(2,132)	(4,128)	(5,368)	(15,366)
Other (expense) income, net	(636)	(578)	(2,277)	431
Interest income (expense), net	474	(13)	604	(100)
Loss before income taxes	(2,294)	(4,719)	(7,041)	(15,035)
Provision for income taxes	87	840	1,291	1,896
Net loss	$(2,381)	$(5,559)	$(8,332)	$(16,931)
Net loss per share information
Net loss per share of common stock, basic and diluted	$(0.02)	$(0.04)	$(0.06)	$(0.13)
Weighted average shares of common stock, basic and diluted	132,576,783	131,733,254	132,205,020	131,114,791

Cost of revenue and operating expenses amounts in the Consolidated Statements of Operations include share-based compensation expense as disclosed in the following table:

	Three Months Ended August 31,		Year Ended August 31,
	2022	2021	2022	2021
Cost of subscription revenue	$96	$127	$349	$429
Cost of maintenance and support revenue	9	7	35	29
Cost of services revenue	414	705	1,063	2,708
Research and development	465	487	1,746	1,992
Sales and marketing	407	716	1,133	3,209
General and administrative	1,404	1,530	5,198	4,510
Total share-based compensation expense	$2,795	$3,572	$9,524	$12,877

Duck Creek Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended August 31,		Year Ended August 31,
	2022	2021	2022	2021
Operating activities:
Net loss	$(2,381)	$(5,559)	$(8,332)	$(16,931)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation of property and equipment	659	759	2,646	3,136
Amortization of capitalized software	671	534	2,355	2,040
Amortization of intangible assets	4,659	4,066	16,516	16,328
Amortization of deferred financing fees	35	29	128	114
Impairment of right of use asset	—	1,883	—	1,883
Impairment of leasehold improvements	—	702	—	702
Share-based compensation expense	2,795	3,572	9,524	12,877
Change in fair value of contingent earnout liability	—	584	67	293
Payment of contingent earnout liability in excess of acquisition date fair value	—	—	(1,650)
Changes to allowance for credit losses	1,323	441	3,566	1,105
Deferred taxes	262	(105)	1,194	(781)
Other non-cash items	(140)	49	(140)	12
Changes in operating assets and liabilities	—	—	—	—
Accounts receivable	3,356	2,108	3,637	(6,585)
Unbilled revenue	(921)	(757)	(5,392)	(4,216)
Prepaid expenses and other current assets	(294)	(2,572)	943	(2,310)
Other assets	(1,261)	(2,734)	(1,309)	(3,110)
Accounts payable	28	666	(978)	1,561
Accrued liabilities	7,284	3,172	(2,626)	(3,230)
Deferred revenue	596	830	(4,554)	(1,199)
Operating leases	(213)	(149)	(1,657)	(1,477)
Cash settlement of vested phantom stock	(66)	(168)	(1,077)	(9,243)
Other long-term liabilities	(45)	181	(2,134)	345
Net cash provided by (used in) operating activities	16,347	7,532	10,727	(8,686)
Investing activities:
Purchase of short-term investments	(21,862)	—	(245,204)	(287,912)
Maturities of short-term investments	127,722	63,982	319,639	95,982
Payments for business acquisitions, net of cash acquired	(106,947)	—	(106,947)
Capitalized internal-use software	(562)	(62)	(1,844)	(926)
Purchase of property and equipment	(442)	(521)	(1,283)	(1,355)
Net cash (used in) provided by investing activities	(2,091)	63,399	(35,639)	(194,211)
Financing activities:
Proceeds from follow-on offering, net of issuance costs		—	—	3,452
Payment of deferred IPO costs	—	—	—	(3,650)
Payment of deferred Class E offering costs	—	—	—	(192)
Purchase of treasury stock	(674)	(3,019)	(1,020)	(3,076)
Proceeds from stock option exercises	—	2,108	132	4,065
Payments of contingent earnout liability	—	—	(3,879)	(1,923)
Payment of deferred financing costs	—	—	(713)	—
Net cash (used in) financing activities	(674)	(911)	(5,480)	(1,324)
Net increase (decrease) in cash and cash equivalents	13,582	70,020	(30,392)	(204,221)
Cash and cash equivalents – beginning of period	141,683	115,637	185,657	389,878
Cash and cash equivalents – end of period	$155,265	$185,657	$155,265	$185,657

Duck Creek Technologies, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2022	2021	2022	2021
GAAP Gross Margin	$47,529	$41,090	$174,623	$150,264
Share-based compensation expense	519	839	1,447	3,166
Amortization of intangible assets	1,325	1,165	4,627	4,724
Amortization of capitalized internal-use software	671	534	2,355	2,040
Non-GAAP Gross Margin	$50,044	$43,628	$183,052	$160,194

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2022	2021	2022	2021
GAAP Loss from Operations	$(2,132)	$(4,128)	$(5,368)	$(15,366)
Share-based compensation expense	2,795	3,572	9,524	12,877
Amortization of intangible assets	4,615	3,972	16,340	15,954
Change in fair value of contingent earnout liability	—	584	67	293
Acquisition-related expense	821	—	1,038	—
Non-GAAP Income from Operations	$6,099	$4,000	$21,601	$13,758

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2022	2021	2022	2021
GAAP Net loss	$(2,381)	$(5,559)	$(8,332)	$(16,931)
Provision for income taxes	87	840	1,291	1,896
Other income (expense), net	636	578	2,277	(431)
Interest (expense) income, net	(474)	13	(604)	100
Depreciation of property and equipment	659	759	2,646	3,136
Amortization of intangible assets	4,615	3,972	16,340	15,954
Share-based compensation expense	2,795	3,572	9,524	12,877
Change in fair value of contingent earnout liability	—	584	67	293
Acquisition-related expenses	821	—	1,038	—
Adjusted EBITDA	$6,758	$4,759	$24,247	$16,894
Adjusted EBITDA as a percent of total revenue	8%	7%	8%	6%

	Three Months Ended August 31,				Year Ended August 31,
($ in thousands)	2022	Per Share	2021	Per Share	2022	Per Share	2021	Per Share
GAAP Net loss	$(2,381)	$(0.02)	$(5,559)	$(0.04)	$(8,332)	$(0.06)	$(16,931)	$(0.13)
Add: GAAP tax provision (1)	87		840		1,291		1,896
GAAP pre-tax (loss)	(2,294)		(4,719)		(7,041)		(15,035)
Share-based compensation expense	2,795		3,572		9,524		12,877
Amortization of intangible assets	4,615		3,972		16,340		15,951
Change in fair value of contingent earnout liability	—		584		67		293
Acquisition-related expenses	821		—		1,038		—
Non-GAAP pre-tax income	5,937		3,409		19,928		14,086
Non-GAAP tax provision applied at a 24% tax rate (1)	1,425		818		4,783		3,381
Non-GAAP Net Income (1)	$4,512	$0.03	$2,591	$0.02	$15,145	$0.11	$10,705	$0.08

Shares used in computing Non-GAAP income per share amounts (2):
GAAP weighted-average shares - basic and diluted	132,576,783		131,733,254		132,205,020		131,114,791
Non-GAAP dilutive shares (using the treasury stock method)	1,292,551		3,022,585		1,292,551		3,022,585
Non-GAAP weighted-average shares - diluted	133,869,334		134,755,839		133,497,571		134,137,376

(1)
Our GAAP tax provision is primarily related to state taxes and income taxes in profitable foreign jurisdictions. We maintain a full valuation allowance against our deferred tax assets in the U.S. For purposes of determining our Non-GAAP Net Income, we have applied a tax rate of 24% which represents our estimated effective tax rate.
(2)
For all periods presented, the Company had a GAAP net loss and non-GAAP net income. As such, outstanding potential shares of common stock are only included for the calculation of Non-GAAP earnings per share since these shares would be anti-dilutive for the calculation of GAAP earnings per share.

	Three Months Ended August 31,		Year Ended August 31,
($ in thousands)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$16,347	$7,532	$10,727	$(8,686)
Purchases of property and equipment	(442)	(521)	(1,283)	(1,355)
Capitalized internal-use software	(562)	(62)	(1,844)	(926)
Acquisition-related payments	358	—	358	—
Free Cash Flow	$15,701	$6,949	$7,958	$(10,967)